CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                             FOR NEVADA PROFIT CORPORATIONS

            (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: eAutoclaims.com, Inc.

2. The undersigned does hereby certify that on the ____ day of ______________, 2004, the Board of Directors did hereby consent to adopt a resolution to amend its Articles of Incorporation, as follows:.

                                ARTICLE I. NAME

                  The name of this corporation is eAutoclaims, Inc.

                           ARTICLE IV. AUTHORIZED SHARES

     The Corporation is authorized to issue a total of 105,000,000 shares consisting of 5,000,000 shares of preferred stock having a par value of $0.001 per share and 100,000,000 shares of common stock having a par value of $0.001 per share. The powers, preferences, rights, qualifications, limitations, or restrictions of the shares of stock of each class and series which the Corporation is authorized to issue, is as follows:


     (a) Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may be determined by the board of directors. Each series shall be distinctly designated. All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences, participating, optional, and other rights of each such series and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as hereinafter provided, the board of directors of this Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of preferred Stock, the designation, powers, preferences, and relative participating, optional, and other rights, and the qualifications, limitations, and restrictions thereof, if any, of such series, including, without limiting the generality of the foregoing the following:


        (i) The distinctive designation of, and the number of shares of Preferred Stock which shall constitute, each series, which number may be increased (except as otherwise fixed by the board of directors) or decreased (but not below the number of shares thereof outstanding) from time to time by action of the board of directors;


        (ii) The rate and times at which, and the terms and conditions upon which dividends, if any, on shares of the series shall be paid, the extent of preferences or relations, if any, of such dividends to the dividends payable on any other class or classes of stock of the Corporation or on any series of Preferred Stock and whether such dividends shall be cumulative or non-cumulative;


        (iii) The right, if any, of the holders of shares of the same series to convert the same into, or exchange the same for any other class or classes of the Corporation and the terms and conditions of such conversion or exchange;

        (iv) Whether shares of the series shall be subject to redemption, and the redemption price or prices including, without limitation, a redemption price or prices payable in shares of any class or classes of stock of the Corporation, cash or other property and the time or times at which, and the terms and conditions on which, shares of the series may be redeemed;


        (v) The rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution, or sale of assets, dissolution, or winding up of the Corporation


        (vi) The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and


        (vii) The voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include (A) the right to more or less than one vote per share on any or all matters voted on by the shareholders, and (B) the right to vote as a series by itself or together with other series of preferred Stock or together with all series of Preferred Stock as a class, on such matters, under such circumstances, and on such conditions as the board of directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and on such conditions as the board of directors my determine.


     (b) Common Stock. The Common Stock shall have the following powers, rights, qualifications, limitations and restrictions.


        (i) After the requirements with respect to preferential dividends on Preferred Stock, if any, shall have been met and after the Corporation shall comply with all the requirements, if any, with respect to the setting aside of funds as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be required by the laws of the state of Nevada, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors;


        (ii) After distribution in full of the preferential amount to be distributed to the holders of Preferred Stock, if any, in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution, or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of the Common Stock held by each; and


        (iii) Except as may otherwise be required by law or these articles of incorporation, in all matters as to which the vote or consent of stockholders of the Corporation shall be required or be taken, including, any vote to amend the articles of incorporation to increase or decrease the par value of any class of stock, effect a stock split or combination of shares, or alter or change the powers, preferences, or special rights of any class or series of stock, the holders of the Common Stock shall have one vote per share of Common Stock on all such matters and shall not have the right to cumulate their votes for any purpose.

     (c) Other Provisions.


        (i) The board of directors of the Corporation shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders of any or all shares of the Corporation of any class at any time authorized, and any securities convertible into or exchangeable for such shares, in each case to such persons and for such consideration and on such terms as the board of directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of stock of the Corporation having par value shall not be less than such par value. Shares so issued, for which the full consideration determined by the board of directors has been paid to the Corporation, shall be fully paid stock, and the holders of such stock shall not be liable for any further call or assessment thereon.


        (ii) Unless otherwise provided in the resolution of the board of directors providing for the issue of any series of Preferred Stock, no holder of shares of any class of the Corporation or of any security or obligation convertible into, or of any warrant, option, or right to purchase, subscribe for, or otherwise acquire, shares of any class of the Corporation. whether now or hereafter authorized, shall, as such holder, have any preemptive right whatsoever to purchase, subscribe for, or otherwise acquire shares of any class of the Corporation, whether now or hereafter authorized.


        (iii) Anything herein contained to the contrary notwithstanding, any and all right, title, interest and claim in and to any dividends declared or other distributions made by the Corporation, whether in cash, stock, or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends or other distributions in the possession of the Corporation, its transfer agents or other agents or depositories, shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any person whatsoever.


        (iv) The Corporation expressly elects not to be governed by the provisions of sections 78.378 to 78.3793, inclusive, and sections 78.411 to 78.115, inclusive, of the Nevada Revised Statutes, including any amended or successor provision thereto, which provisions shall not apply to the Corporation or any of its Stockholders.

4. These amended articles have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


DATED:  ______________________

                                        ------------------------------
                                         ERIC SEIDEL, PRESIDENT
MTC/ej/322422.02